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                                  EXHIBIT 11.1

                               THRUSTMASTER, INC.
                        STATEMENTS REGARDING COMPUTATION
                              OF PER SHARE EARNINGS
                (Dollars in thousands, except net loss per share)
                                   (Unaudited)

                                                   Three Months Ended
                                                        March 31,
                                               ---------------------------
                                                  1999              1998
                                               ----------       ----------
Weighted average number of
  common shares outstanding - basic               4,783             4,303

Common stock equivalents
  arising from stock options                          -                 -
                                               ----------       ----------
Weighted average number of
  common shares outstanding - diluted             4,783             4,303
                                               ----------       ----------
                                               ----------       ----------
Net loss                                       $   (258)         $ (1,241)
                                               ----------       ----------
                                               ----------       ----------
Net loss per share - basic                     $  (0.05)         $  (0.29)
                                               ----------       ----------
                                               ----------       ----------
Net loss per share - diluted                   $  (0.05)         $  (0.29)
                                               ----------       ----------
                                               ----------       ----------